    As filed with the Securities and Exchange Commission on August 22, 1997
                                                  Registration No. 333-
                                                                        -------
================================================================================
                        SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549

                                    FORM S-8
                              REGISTRATION STATEMENT
                         UNDER THE SECURITIES ACT OF 1933
                              OCEAN FINANCIAL CORP.
  (exact name of registrant as specified in its certificate of incorporation)

DELAWARE                             6035                      22-3412577
(state or other               (Primary Standard               (IRS Employer
jurisdiction of                Classification               Identification No.)
incorporation or                 Code Number)
organization)


                                975 HOOPER AVENUE
                        TOMS RIVER, NEW JERSEY 08753-8396
                                 (908) 240-4500
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                    OCEAN FINANCIAL CORP. 1997 INCENTIVE PLAN
                             (Full Title of the Plan)
                     ---------------------------------------

JOHN R. GARBARINO                              COPIES TO:
CHAIRMAN OF THE BOARD,                         JOSEPH G. PASSAIC, JR., ESQUIRE
PRESIDENT AND CHIEF EXECUTIVE OFFICER          ANN E. COX, ESQUIRE
OCEAN FINANCIAL CORP.                          MULDOON, MURPHY & FAUCETTE
975 HOOPER AVENUE                              5101 WISCONSIN AVENUE, N.W.
TOMS RIVER, NEW JERSEY 08753-8396              WASHINGTON, DC  20016
(908) 240-4500                                 (202) 362-0840
(Name, address, including zip code, and telephone number, including area code, of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / X /
                               ----

====================================================================================================================================
    Title of each Class of              Amount to be           Proposed Purchase          Estimated Aggregate          Registration
  Securities to be Registered           Registered(1)           Price Per Share              Offering Price                 Fee
------------------------------------------------------------------------------------------------------------------------------------
        Common Stock                      838,807
       $.01 par Value                    Shares (2)             $29.13(3)                      $24,435,295               $7,405

------------------------------------------------------------------------------------------------------------------------------------
        Common Stock                      335,523
       $.01 par Value                    Shares (4)             $33 5/16(5)                    $11,177,109               $3,387
====================================================================================================================================

(1)  Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Ocean Financial Corp. 1997 Incentive Plan (the "Plan") as the result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock of Ocean Financial Corp., pursuant to 17 C.F.R.ss.230.416(a).
(2)  Represents the total number of shares currently reserved or available for issuance as options pursuant to the Plan.
(3)  Weighted average price determined by the average exercise price of $28.89 per share at which options for 793,095 shares under the Plan have been granted to date and by $33 5/16 the market value of the Common Stock on August 18, 1997 as determined by the last sales price listed on the Nasdaq Stock Market as reported in the Wall Street Journal, for 45,712 shares for which options have not yet been granted under the Plan.
(4)  Represents the total number of shares currently reserved or available for issuance as stock awards under the Plan.
(5)  The last sales price listed on the Nasdaq Stock Market on August 18, 1997 in accordance with Rule 457(c) under the Securities
     Act of 1933, as amended.


THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT") AND 17 C.F.R. SS.230.462.

Number of Pages 15
Exhibit Index begins on Page 10

OCEAN FINANCIAL CORP.

PART I    INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEMS 1 & 2. The documents containing the information for the Ocean Financial Corp. (the "Company" or the "Registrant") 1997 Incentive Plan (the "Plan") required by Part I of the Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). Such document is not filed with the Securities and Exchange Commission (the "SEC") either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed or to be filed with the SEC are incorporated by reference in this Registration Statement:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, which includes the consolidated statements of financial condition of the Company and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, together with the related notes (File No. 0-27428) filed with the SEC on March 25, 1997.

         (b) The Form 10-Q reports filed by the Registrant for the fiscal quarters ended March 31, 1997 (File No. 0-27428), filed with the SEC on May 15, 1997, and June 30, 1997, filed with the SEC on August 14, 1997.

         (c)  The  description  of   Registrant's   Common  Stock  contained  in
Registrant's  Form 8-A (File No.  0-27428),  as filed with the SEC  pursuant  to
Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 12b-15 promulgated thereunder on May 8, 1996 and declared effective on May 13, 1996, as incorporated by reference from the Company's Registration Statement on Form S-1 (SEC file No. 33-81023) declared effective on May 13, 1996.

         (d) All documents filed by the Registrant pursuant to Section 13(a) and (c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

          Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

         The common stock to be offered pursuant to the Plan has been registered pursuant to Section 12 of the Exchange Act. Accordingly, a description of the common stock is not required herein.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         None.

         The consolidated statements of financial condition of the Company and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, together with the related notes and the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference in this Registration Statement, have been incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing.

         The validity of the Common Stock offered hereby has been passed upon by Muldoon, Murphy & Faucette, Washington, D.C., special counsel to the Registrant.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Directors and officers of the Registrant are indemnified and held harmless against liability to the fullest extent permissible by the general corporation law of Delaware as it currently exists or as it may be amended provided any such amendment provides broader indemnification provisions than currently exists. This indemnification applies to the Board of Directors who administer the Plan.

         In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Articles 10 and 11 of the Registrant's Certificate of Incorporation provide as follows:

TENTH:
-----

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no
further  right  to  appeal  (hereinafter  a  "final   adjudication")  that  such
indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In: (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that; and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH:
--------

A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

         The Registrant is also permitted to maintain directors' and officers' liability insurance covering its directors and officers and has obtained a directors' and officers' liability and corporation reimbursement policy which (subject to certain limits and deductibles) (i) insures officers and directors of the Registrant against loss arising from certain claims made against them by reason of their being such directors or officers, and (ii) insures the Registrant against loss which it may be required or permitted to pay as indemnification due its directors or officers for certain claims.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the Registrant, the Registrant has been informed that in the opinion of the Commission that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

        Not applicable.

ITEM 8.  LIST OF EXHIBITS.

        The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds generally to Exhibit Table in Item 601 of Regulation S-K):

        4           Stock Certificate of Ocean Financial Corp.1

        5 Opinion of Muldoon, Murphy & Faucette as to the legality of the Common Stock to be issued.

        23.0 Consent of Muldoon, Murphy & Faucette (contained in the opinion included in Exhibit 5).

        23.1        Consent of KPMG Peat Marwick LLP.

        24          Power of Attorney is located on the signature pages.

--------------------------
1 Incorporated herein by reference from the Exhibit of the same number contained in the Registration Statement on Form S-1 (SEC No. 33-80123), as amended, filed with the SEC on December 7, 1995 and declared effective on May 13, 1996.

ITEM 9.   UNDERTAKINGS

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

              (i) Include any Prospectus required by Section 10(a)(3) of the Securities Act;

              (ii)  Reflect  in  the  Prospectus  any  facts  or  events  which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii) Include  any additional  or  changed   material  information
                    on  the  plan  of   distribution   not previously  disclosed
                    in the Registration Statement or any material change to such information in the Registration Statement unless the information required by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to
                    Section 13 or 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;

        (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

        (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

        (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's or the Plan's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act will be governed by the final adjudication of such issue.

CONFORMED

                                    SIGNATURES

                  Pursuant to the requirements of the Securities Act, Ocean Financial Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toms River, State of New Jersey, on August 22, 1997.

                                       OCEAN FINANCIAL CORP.



                                   By: /s/ John R. Garbarino
                                      ------------------------------------------
                                           John R. Garbarino
                                           Chairman of the Board,
                                           President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below (other than Mr. Garbarino) constitutes and appoints John R. Garbarino and Mr. Garbarino hereby constitutes and appoints Michael J. Fitzpatrick, as the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him (or her) and in his name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, respectively, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


      Name                            Title                          Date
      ----                            -----                          ----

/s/ John R. Garbarino        Chairman of the Board, President   August 22, 1997
--------------------------   and Chief Executive Officer
John R. Garbarino            (principal executive officer)


/s/ Michael J. Fitzpatrick   Executive Vice President           August 22, 1997
--------------------------   and Chief Financial Officer
Michael J. Fitzpatrick       (principal accounting and
                             financial officer)


/s/ Michael E. Barrett       Director                           August 22, 1997
--------------------------
Michael E. Barrett

/s/ Thomas F. Curtin         Director                           August 22, 1997
--------------------------
Thomas F. Curtin


/s/ Carl Feltz, Jr.          Director                           August 22, 1997
--------------------------
Carl Feltz, Jr.


/s/ Robert E. Knemoller      Director                           August 22, 1997
--------------------------
Robert E. Knemoller


/s/ Donald E. McLaughlin     Director                           August 22, 1997
--------------------------
Donald E. McLaughlin


/s/ Diane F. Rhine           Director                           August 22, 1997
--------------------------
Diane F. Rhine


/s/ Frederick E. Schlosser   Director                           August 22, 1997
--------------------------
Frederick E. Schlosser


/s/ James T. Snyder          Director                           August 22, 1997
--------------------------
James T. Snyder


                                     EXHIBIT INDEX
                                     -------------

                                                                                Sequentially
                                                                                  Numbered
                                                                                    Page
 Exhibit No.      Description               Method of Filing                      Location
--------------  ------------------------  -----------------------------------  ---------------

      4         Stock Certificate of      Incorporated herein by reference            --
                Ocean Financial           from the Exhibits of the Registrant's
                Corp.                     Registration Statement on Form S-1
                                          filed with the SEC on December 7, 1995
                                          and declared effective on May 13, 1996.

      5         Opinion of MM&F           Filed herewith.                             12

     23.0       Consent of MM&F           Contained in Exhibit 5.

     23.1       Consent of KPMG           Filed herewith.                             14
                Peat Marwick LLP

      24        Power of Attorney         Located on the signature page.              --

